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INDEPENDENT AUDITORS' CONSENT

Board of Directors
Aeroflex Incorporated:

     We consent to incorporation by reference in the registration statements (Nos. 33-75496, 33-88868 and 33-88878) on Form S-8 of Aeroflex Incorporated of our reports dated August 11, 1995, relating to the consolidated balance sheet of Aeroflex Incorporated and subsidiaries as of June 30, 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for the year then ended which reports appear in the June 30, 1995 annual report on Form 10-K of Aeroflex Incorporated

/s/ KPMG PEAT MARWICK LLP
Jericho, New York
September 25, 1995